Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of NCI Building Systems, Inc. for the registration of 16,739,403 shares of its common stock and to the incorporation by reference therein of our report dated December 19, 2018, except with respect to the effects of the change in the composition of reportable segments, change in the income statement presentation of service cost and other components for defined benefit pension and other postretirement benefit plans, and change in presentation of restricted cash in the statement of cash flows as discussed in Notes 1, 3, and 20 as to which the date is February 19, 2019, with respect to the consolidated financial statements of NCI Building Systems, Inc., and our report dated December 19, 2018, with respect to the effectiveness of internal control over financial reporting of NCI Building Systems, Inc., included in NCI Building Systems, Inc.’s Current Report on Form 8-K dated February 19, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

February 19, 2019